Exhibit (a)(2)

AMENDMENT TO SECOND AMENDED AND RESTATED DECLARATION OF TRUST

OF AMERICAN SKANDIA TRUST

(as of December 1, 2005)

WHEREAS, the Trustees have previously established a voluntary association with transferable shares (commonly known as a business trust) of the type referred to in Chapter 182 of the General Laws of The Commonwealth of Massachusetts to engage in, operate, and carry on the business of an open-end management investment company and to do any and all acts or things as are necessary, convenient, appropriate, incidental, or customary in connection therewith.

WHEREAS, the Trustees desire to change the name of such business trust from “American Skandia Trust” to “Advanced Series Trust”

NOW, THEREFORE, the Trustees hereby declare that effective May 1, 2007, this Second Amended and Restated Declaration of Trust is hereby amended to read as follows:

Article I, Section 1.1 is hereby amended and restated in its entirety to read as follows:

1.1 Name. The name of the Trust created hereby (the “Trust”, which name shall be deemed to include any series of the Trust, as the context requires) shall be Advanced Series Trust and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, agents employees or Shareholders of the Trust. The Trustees may from time to time without Shareholder vote, change the name of the Trust created hereby.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the ____________ day of February, 2007.

/s/ Saul K. Fenster
Saul K. Fenster

/s/ Delayne Dedrick Gold
Delayne Dedrick Gold

/s/ Robert F. Gunia
Robert F. Gunia

/s/ W. Scott McDonald, Jr.
W. Scott McDonald, Jr.

/s/ Thomas T. Mooney
Thomas T. Mooney

/s/ Thomas M. O’Brien
Thomas M. O’Brien

/s/ David R. Odenath, Jr.
David R. Odenath, Jr.

/s/ John A. Pileski
John A. Pileski

/s/ F. Don Schwartz
F. Don Schwartz

CERTIFICATE

The undersigned, John P. Schwartz, certifies that he is the duly elected, qualified, and acting Assistant Secretary of American Skandia Trust and that he is familiar with the facts certified below. The undersigned hereby further certifies on behalf of American Skandia Trust that attached hereto is an Amendment to the Second Amended and Restated Declaration of Trust of American Skandia Trust and that such Amendment was duly adopted by the Trustees in the manner provided in such Second Amended and Restated Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ____________ day of February, 2007.

/s/ John P. Schwartz

John P. Schwartz

Assistant Secretary

American Skandia Trust

STATE OF New Jersey)

)	ss.:

COUNTY OF Essex)

Then personally came before me the above John P. Schwartz, Assistant Secretary, who acknowledged the foregoing instrument to be his free act and deed, this _____ day of February, 2007.

/s/ Floyd L. Hoelscher
Floyd L. Hoelscher
Notary Public

My Commission Expires: 10/23/07

[Notary Seal]